RCM Technologies, Inc.
2500 McClellan Avenue       Fax:  856.488.8833
Pennsauken, NJ 08109-4613   info@rcmt.com
www.rcmt.com


                           P R E S S   R E L E A S E

                        RCM TECHNOLOGIES, INC. ANNOUNCES
                         ACQUISITION OF NUSOFT SOLUTIONS

March 19, 2008 - RCM Technologies, Inc. (NASD: RCMT) announced the acquisition of NuSoft Solutions ("NuSoft"), one of the leading Microsoft consulting firms headquartered in the Midwest, specializing in Enterprise Business and Technology Solutions. NuSoft is a Microsoft Gold-Certified Partner and Dell Partner with multiple centers of excellence and sales locations. Revenues for NuSoft in 2007 were approximately $16 million.

NuSoft provides its customers with comprehensive enterprise solutions across numerous aspects of the technology spectrum, including Business Intelligence, Collaboration and Portals, Custom Application Development, Education Systems, Embedded Expertise and Infrastructure Design. Among its major customers are Cooper Standard, Dell, EquaTerra, Federal Mogul, Manatron, Meijer, Microsoft, Robertson Technologies, Spectrum Health, Waste Management and Zondervan. Dale Mansour, Founder, President and CEO, and Keith Brophy, President of Services, will continue to manage NuSoft's operations as part of RCM's Enterprise Business Solutions Group, which is led by Brian Whitefield, Senior Vice President at RCM.

The RCM Enterprise Business Solutions Group's core business mission is to continue its strategic transformation designed to focus on developing proprietary customized solutions and intellectual property by bundling software, systems, tools and services into integrated business and technology solutions. NuSoft has proven expertise in serving multiple areas of an enterprise's complex technology structure, which RCM believes will fit well with RCM's strategy. By acquiring NuSoft, RCM has added a foundational technology layer to its already strong and diverse Enterprise Business Solutions Group, whose role includes being an authorized sales agent and reseller for some of the world's largest software firms. The combination of NuSoft's and RCM's existing enterprise offerings in Enterprise Resource Planning (ERP), Enterprise Asset Management
(EAM), Customer Relationship Management (CRM), Product Lifecycle Management
(PLM) and Lean Process Consulting is expected to provide RCM with a competitive advantage by allowing customers and prospects to select a single partner for many or all of their complex enterprise business and technology needs.



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Leon Kopyt, Chairman and CEO of RCM, commented: "We are very pleased to welcome
NuSoft into the RCM family. We anticipate that their top notch Microsoft expertise will advance and competitively strengthen RCM as a premier single-source provider of business and technology solutions having a strong vertical focus and offering an integrated suite of services. The continued consolidation of global enterprise software companies has created a more complex and challenging technology landscape which affects companies of all sizes. RCM's comprehensive enterprise solutions strategy is designed to address the resultant challenges of integrating back-end functions, bridging functionality gaps and mitigating business process issues."

Mr. Kopyt also announced that RCM has executed two additional non-binding letters of intent with companies having capabilities that are compatible and complementary to those of NuSoft. "These potential acquisitions would further enhance RCM's position as the go-to partner for complete and comprehensive enterprise business solutions," added Mr. Kopyt.

Dale Mansour, CEO of NuSoft Solutions, said: "Joining RCM presents an exciting opportunity for NuSoft's customers, employees and business partners. NuSoft is recognized as one of the most preeminent Microsoft consulting firms in the country delivering transformational solutions by leveraging the full breadth of Microsoft products. We have assembled a talented and motivated team, acquired blue chip customers and built strong partnerships. By joining RCM, we gain strong leadership, vast experience, rapid scalability and national delivery. Moreover, we are delighted to join RCM because of our mutual technological and cultural synergies. NuSoft was founded on the premise of earning our customers' business every day, and such premise is favorably aligned with RCM's customer-centric business approach."

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the design, development and delivery of these solutions to commercial and government sectors for more than 35 years. RCM's offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, those relating to demand for the Company's services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

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